Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

William A. Wulfsohn Joining Modine Manufacturing Company Board of Directors

Racine, WI – September 28, 2022 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that William A. Wulfsohn will join the Company's Board of Directors, effective immediately. Mr. Wulfsohn served as Chairman and Chief Executive Officer of Ashland Global Holdings, a public specialty chemicals company, from 2015 to 2019. Currently Mr. Wulfsohn serves as a Director at specialty chemicals company, PolyOne/Avient Corp. He also served as the founding Chairman of Valvoline for the first year after its successful spinoff from Ashland Global Holdings in 2016. His prior employment includes strategic, M&A and international experience in senior roles including President and Chief Executive Officer at Carpenter Technology Corporation, Senior Vice President, Coatings at PPG Industries and Vice President and General Manager – Nylon System at Honeywell International Inc.

“We are very pleased to welcome Bill to the Modine Board,” said Marsha Williams, Chairperson, Modine Board of Directors. “He brings unique skills which will benefit both the Board and the management team at a time when Modine is refocusing its businesses toward faster growing and more profitable product lines.   Bill’s senior leadership skills and extensive board experience will bring invaluable expertise to Modine in furthering the Company’s transformation.”

Mr. Wulfsohn holds an MBA from the Harvard Graduate School of Business Administration and a Bachelor of Science degree, magna cum laude, in Chemical Engineering from the University of Michigan. Mr. Wulfsohn will stand for election at Modine’s 2023 annual meeting of shareholders.

About Modine

At Modine, we are engineering a cleaner, healthier world.  Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources.  More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them.  Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally-friendly refrigerants.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Investor & Media Contact
Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com